[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE QUASAR INSTITUTIONAL FUND

10f-3 TRANSACTIONS FOR THE PERIOD MAY 1, 2000 THROUGH OCTOBER 31, 2000
                                                                      Total    % of
                                                              Shares  Shares   Offering                       Shares
                           Date     Shares   % of FundPrice pePurchaseOffered  PurchasedPurchased             Held
Security*                  PurchasedPurchasedAssets   Share   Fund Gro(000)    By Group(From                  10/31/00
Genomic Solution           05/05/00 11,800   0.00%    $8.00   401,400 7,000    5.73%    Warburg Dillon Read   11,800
Community Health Systems In06/08/00 600      0.00%    $13.00  59,300  18,750   0.32%    Merrill Lynch Pierce  0
Virage Inc                 06/28/00 800      0.00%    $11.00  123,400 3,500,0003.53%    CS First Boston       2,200
Network Engines Inc        07/13/00 200      0.00%    $17.00  34,400  6,500,0000.53%    FleetBoston Robertson 0
SMTC Corporation           07/20/00 600      0.00%    $16.00  113,900 11,000,001.04%    Lehman Brothers       4,200
Gemini Genomics PLC        07/25/00 500      0.00%    $14.00  77,200  6,000,0001.29%    SG Cowen Securities   200
Speechworks International  08/01/00 100      0.00%    $20.00  11,000  4,750,0000.23%    Lewco Securities      0
Silicon Valley Bancshares  08/01/00 500      0.00%    $42.19  74,500  2,000,0003.73%    Merrill Lynch Pierce  1,200
Entravision Communications 08/02/00 3,200    0.00%    $16.50  499,000 46,000,001.08%    Merrill Lynch Pierce  6,500
3-Dimensional Pharmaceutica08/03/00 300      0.00%    $15.00  50,000  5,000,0001.00%    Bear Stearns Securitie0
Advanced Power Technology I08/08/00 400      0.00%    $15.00  71,400  3,500,0002.04%    Stephens Inc          0
Telecommunications System I08/08/00 100      0.00%    $17.00  15,600  4,700,0000.33%    Lewco Securities      0
Orient Repress Hotels Inc  08/09/00 2,100    0.00%    $19.00  342,900 10,000,003.43%    McDonald & Co         3,500
Regeneration Technologies I08/09/00 100      0.00%    $14.00  7,200   5,700,0000.13%    Banc America Securitie0
Spinnaker Exploration Co   08/10/00 5,300    0.00%    $26.25  556,900 4,900,00011.37%   CS First Boston       4,300
Curon Medical              09/21/00 500      0.00%    $11.00  67,500  5,000,0001.35%    UBS Warburg LLC       0
TTM Technologies           09/21/00 1,100    0.00%    $16.00  173,900 7,500,0002.32%    FleetBoston Robertson 41,513
Wilson Greatbatch Inc      09/28/00 300      0.00%    $16.00  42,100  5,000,0000.84%    Merrill Lynch Pierce  0
Vastera Inc                09/28/00 400      0.00%    $14.00  61,200  6,000,0001.02%    DB Clearing Services  0
IXIA                       10/17/00 500      0.00%    $13.00  102,300 5,500,0001.86%    Merrill Lynch Pierce  16,050
W-H Energy Services        10/10/00 3,900    0.00%    $16.50  703,100 10,000,007.03%    Morgan Stanley        56,975
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* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an
Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.